UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
May 21, 2009
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Maguire Properties, Inc.
(Exact name of registrant as specified in its charter)
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Maryland (State or other jurisdiction of incorporation)	001-31717 (Commission File Number)	04-3692625 (IRS Employer Identification Number)

355 South Grand Avenue, Suite 3300 Los Angeles, California (Address of principal executive offices)	90071 (Zip Code)

(Registrant’s telephone number, including area code)
213-626-3300

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensation Arrangements of Certain Officers.

Effective May 21, 2009, the Company’s Board of Directors, upon the recommendation of its Nominating and Corporate Governance Committee, elected Michael J. Gillfillan and Joseph P. Sullivan to the Board and temporarily increased the size of the Board to nine members (to be automatically reduced to seven as of the Company’s 2009 Annual Meeting of Stockholders, to be held on July 23, 2009).  Biographical information for Messrs. Gillfillan and Sullivan is contained below and in the May 26, 2009 press release furnished as Exhibit 99.1 to this report. There are no family relationships between either of Messrs. Gillfillan and Sullivan and any director or executive officer of the Company or any of its subsidiaries, nor has either of them or any member of their respective immediate family members engaged in any transactions with the Company of the sort described under Item 404(a) of Regulation S-K. The Company will enter into a standard indemnification agreement with each of Messrs. Gillfillan and Sullivan.

The Company believes that each of Messrs. Gillfillan and Sullivan qualifies as independent under New York Stock Exchange rules and the Company’s corporate governance guidelines. As such, the Company believes that each of Messrs. Gillfillan and Sullivan is eligible to serve on the Board committees comprised of independent directors.

Mr. Gillfillan currently serves as Partner of Meriturn Partners, a private equity fund that purchases controlling interests in distressed middle market manufacturing and distribution companies.  He is the retired Vice Chairman and Chief Credit Officer of Wells Fargo Bank, NA, where he was responsible for all facets of credit risk management, including direct oversight of the loan workout units that had peak problem assets in excess of $7 billion.  During his tenure at Wells Fargo Bank, Mr. Gillfillan also served as Vice Chairman and Group Head of the Commercial & Corporate Banking Groups and Executive Vice President, Loan Adjustment Group, where he was responsible for marketing and servicing all bank loans, deposits and capital market products as well as managing the loan workout function for the bank.

From August 1999 until February 2007, Mr. Gillfillan was a member of the Board of Directors of James Hardie Industries Limited (“Hardie”), an Australian company that was subject to asbestos claims arising out of its legacy business.  In 2007, the Australian Securities and Investment Commission filed a civil lawsuit related to a February 2001 announcement by Hardie to the Australian Stock Exchange concerning the establishment of a foundation to compensate asbestos victims.  In April 2009, a court in New South Wales, Australia issued a judgment finding that the directors of Hardie, including Mr. Gillfillan, and several members of management breached duties of care and diligence by approving a draft of the February 2001 announcement.  The court determined that the announcement was misleading because it incorrectly suggested that the foundation would have sufficient funds to pay all legitimate claims.  Mr. Gillfillan intends to appeal the judgment.  The court will hold a hearing in the future to determine whether some form of penalty or sanction should be imposed, and whether some or all of the defendants will be exonerated.

Mr. Sullivan currently serves as a director of HCP, Inc., the fifth largest REIT and a member of the S&P 500.   He serves as Chairman of its finance committee and pricing committee.  During his tenure, HCP, Inc. has completed in excess of $10 billion of debt and equity financings to support its internal growth and acquisitions. He is also Chairman of the Board of Advisors of RAND Health, the largest nonprofit institution dedicated to emerging health policy issues.  He is the retired Chairman and CEO of Protocare, Inc, a clinical trials and pharmaceutical industry consulting firm.  Prior to joining Protocare, he served as Chairman and CEO of American Health Properties, Inc., a New York Stock Exchange REIT specializing in health care property investments.  Previously he had been an investment banker with Goldman, Sachs & Co. for 20 years.

Further, with respect to the Company’s 2009 Annual Meeting of Stockholders, the Nominating and Corporate Governance Committee of the Board will nominate and recommend current directors Christine N. Garvey, Nelson C. Rising, George A. Vandeman, Paul M. Watson and David L. Weinstein as well as Messrs. Gillfillan and Sullivan for re-election to the Board. Current directors Jonathan M. Brooks and Cyrus S. Hadidi have chosen not to stand for re-election and the Board will be automatically reduced to seven members as of and from the date of the 2009 Annual Meeting.

Section 7 – Regulation FD

Item 7.01	Regulation FD Disclosure.

The information in this Item 7.01 of this Current Report on Form 8-K, including the exhibit attached hereto, is furnished pursuant to Item 7.01 and shall not be deemed “filed” for any purpose.  Such information shall not be deemed incorporated by reference into any filing, regardless of any general incorporation language in such filing.

On May 26, 2009, we issued a press release announcing, among other matters, the election of two new Board members and a temporary increase in the size of the Board.  A copy of the press release is furnished as Exhibit 99.1 to this report

Section 9 - Financial Statements and Exhibits

Item 9.01	Financial Statements and Exhibits.

(a)           Financial statements of businesses acquired: None.

(b)           Pro forma financial information: None.

(c)           Shell company transactions: None.

(d)           Exhibits:

The following exhibit is furnished with this Current Report on Form 8-K:

Exhibit No.	Description

99.1**	Press release dated May 26, 2009
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**	Furnished herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MAGUIRE PROPERTIES, INC.
Registrant

/s/	JONATHAN L. ABRAMS
Jonathan L. Abrams
Senior Vice President, General Counsel and Secretary

Dated:     May 26, 2009